Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Second-Quarter Revenue Growth of 11.5 Percent

HERCULES, CA - August 2, 2011 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the second quarter ended June 30, 2011.

Second-quarter reported revenues were $521.7 million, up 11.5% compared to $467.7 million reported for the second quarter of 2010. On a currency-neutral basis, quarterly revenues increased 4.2% compared to the same period last year. This improvement is the result of organic growth across Bio‑Rad's primary segments, Life Science and Clinical Diagnostics. Second-quarter gross margin was 56.2% compared to 57.4% reported during the same quarter last year.

Net income attributable to Bio-Rad for the second quarter of 2011 was $40.0 million compared to $38.0 million reported for the second quarter of 2010. Second-quarter earnings were $1.41 per share on a fully diluted basis versus $1.35 per share reported for the same period last year.

Year-to-date revenues grew by 9.2% to $1.0 billion compared to $921.9 million for the first two quarters of 2010. Adjusting for the impact of currency, revenue growth was 4.5%.

Year-to-date net income attributable to Bio-Rad was $73.1 million, or $2.57 per share on a fully diluted basis, compared to $72.8 million, or $2.59 per share, respectively, during the same period in 2010.

“The first half of the year reflects continued strength across many of our product lines,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “While the global economic outlook suggests modest growth, we continue to invest in the future and our outlook remains positive for the remainder of the year.”

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Bio-Rad Reports Second-Quarter Revenue Growth of 11.5 Percent

Life Science
Life Science segment net sales for the second quarter were $169.9 million, up 12.8% compared to the same period last year. On a currency-neutral basis, Life Science segment net sales increased by 6.7% compared to the second quarter of 2010. The electrophoresis and imaging product lines performed well during the quarter, supported by several recent product launches including the Trans-Blot® Turbo transfer system and the Gel Doc™ EZ imaging platform. During the quarter, the Life Science segment also benefitted from sales of the TGX™ precast electrophoresis gel product line and the TC10™ automated cell counter. Deliveries of process chromatography media were also strong.

Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the second quarter rose to $348.0 million, up 10.8% compared to the same quarter last year. On a currency-neutral basis, net sales were up 2.8%. These gains were the result of growth across many product lines, most notably from quality controls and diabetes monitoring. During the second quarter, Bio-Rad announced the European and Canadian launch of its BioPlex® 2200 Antiphospholipid Syndrome IgG, IgM, and IgA kits for use on its BioPlex® 2200 system. Antiphospholipid Syndrome is an autoimmune disease in which the body's immune system mistakenly produces antibodies to certain blood proteins causing thrombosis (clotting) within arteries, veins, and small blood vessels.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 2, 2011. Interested parties may access the call by dialing 866-277-1181 (in the U.S.) or 617-597-5358 (international), access number 35139244.

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 87791245, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the "Investor Relations" section of www.bio-rad.com.

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Bio-Rad Reports Second-Quarter Revenue Growth of 11.5 Percent

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 100,000 research and industry customers worldwide through its global network of operations. The company employs over 6,800 people globally and had revenues exceeding $1.9 billion in 2010. For more information, please visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:
Christine Tsingos, Vice President and Chief Financial Officer, or
Ron Hutton, Treasurer
Bio-Rad Laboratories, Inc.
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$521,656	$467,662	$1,006,777	$921,896
Cost of goods sold	228,520	199,354	436,030	396,461
Gross profit	293,136	268,308	570,747	525,435
Selling, general and administrative expense	176,740	156,270	344,503	309,887
Research and development expense	48,210	43,862	90,940	84,125
Income from operations	68,186	68,176	135,304	131,423
Interest expense	12,041	14,325	28,807	28,769
Foreign exchange losses, net	2,744	1,014	5,786	797
Other income, net	(4,418)	(2,517)	(5,369)	(3,316)
Income before income taxes	57,819	55,354	106,080	105,173
Provision for income taxes	(17,797)	(16,833)	(33,120)	(31,260)
Net income including noncontrolling interests	40,022	38,521	72,960	73,913
Net loss (income) attributable to noncontrolling interests	26	(564)	127	(1,095)
Net income attributable to Bio-Rad	$40,048	$37,957	$73,087	$72,818

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$1.43	$1.37	$2.61	$2.64
Weighted average common shares - basic	28,014	27,606	27,959	27,575

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$1.41	$1.35	$2.57	$2.59
Weighted average common shares - diluted	28,495	28,125	28,443	28,072

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$670,301	$906,551
Restricted cash	—	6,422
Short-term investments	215,947	118,636
Accounts receivable, net	394,913	387,996
Inventories	449,337	398,100
Other current assets	159,158	157,641
Total current assets	1,889,656	1,975,346

Property, plant and equipment, net	348,439	333,617
Goodwill, net	393,125	363,981
Purchased intangibles, net	201,425	203,881
Other assets	211,600	185,939
Total assets	$3,044,245	$3,062,764

Current liabilities:
Accounts payable	$120,514	$113,440
Accrued payroll and employee benefits	122,254	131,381
Notes payable and current maturities of long-term debt	1,363	233,181
Income and other taxes payable	49,373	50,935
Other current liabilities	149,340	137,690
Total current liabilities	442,844	666,627

Long-term debt, net of current maturities	731,331	731,100
Other long-term liabilities	144,155	124,518
Total liabilities	1,318,330	1,522,245

Bio-Rad stockholders’ equity:	1,725,834	1,536,696
Noncontrolling interests	81	3,823
Total stockholders’ equity	1,725,915	1,540,519
Total liabilities and stockholders’ equity	$3,044,245	$3,062,764

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Cash received from customers	$1,020,282	$891,658
Cash paid to suppliers and employees	(842,830)	(779,464)
Interest paid	(33,296)	(27,861)
Income tax payments	(18,709)	(28,169)
Other operating activities	4,634	2,491
Net cash provided by operating activities	130,081	58,655
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(5,228)	(67,345)
Other investing activities	(152,848)	(132,744)
Net cash used in investing activities	(158,076)	(200,089)
Cash flows from financing activities:
Long-term borrowings	—	2,000
Payments on long-term borrowings	(226,368)	(2,940)
Other financing activities	12,485	5,131
Net cash (used in) provided by financing activities	(213,883)	4,191
Effect of foreign exchange rate changes on cash	5,628	4,588
Net decrease in cash and cash equivalents	(236,250)	(132,655)
Cash and cash equivalents at beginning of period	906,551	649,938
Cash and cash equivalents at end of period	$670,301	$517,283
Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$72,960	$73,913
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	57,743	53,633
Changes in working capital	(27,348)	(53,028)
Other	26,726	(15,863)
Net cash provided by operating activities	$130,081	$58,655

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